Exhibit 99.1


                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117

            META FINANCIAL GROUP, INC. REPORTS THIRD QUARTER RESULTS

Storm Lake, Iowa - (August 15, 2005) Meta Financial Group, Inc. (NASDAQNM:CASH) today reported a net loss of $2.3 million, or a negative $0.94 per diluted share, for the 2005 fiscal year third quarter ended June 30, 2005, compared to net income of $837,000, or $0.33 per diluted share, for the same period last year. As a result of the net loss in the third quarter, the results for the first nine months of the 2005 fiscal year were a net loss of $1.5 million, or a negative $0.60 per diluted share, compared to net income of $3.5 million, or $1.38 per diluted share, for the same period last year. The Company results for the nine month period of fiscal 2004 included a net gain, after income taxes, of $699,000, or $0.27 per diluted share, from the January 2004 sale of a branch office. The fiscal 2005 net loss reflects decreases of $3.1 million and $5.0 million for the three and nine month periods ended June 30, 2005, respectively, compared to the same periods in 2004.

The net losses for the three and nine months periods of fiscal 2005 were the result of recording an additional provision for loan losses totaling $4.8 million during the third quarter. Of this total, $4.1 million was recorded by MetaBank and the remaining $700,000 was recorded by MetaBank West Central. Net of the effect of income taxes, the additional provision reduced earnings per diluted share by $1.25 for both the quarter and the nine months. The additional provision relates to the Company's share of a total of approximately $32.0 million of loans to three affiliated companies involved in automobile sales, service and financing, and to the owners thereof. The Company estimates that losses could range between approximately $1.90 million and approximately $4.88 million. Based on this estimate of loss the Company took the additional $4.8 million provision for loan losses. In addition, collection and related costs are estimated between $250,000 and $500,000. During the evening of June 20, 2005, as disclosed in a Form 8-K filed with the Securities and Exchange Commission on June 24, 2005, two of the companies filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On July 8, 2005, the Company took possession of the assets of one of the companies, while the other company remains in Chapter 11 bankruptcy. The process of liquidation of the assets of all three companies is underway. The amount of the additional provision was determined through extensive review and evaluation of the net realizable value of the assets. One loan totaling $1.3 million was written off as of June 30, 2005. While the Company believes it has correctly identified the size of the provision taken for the period ended June 30, 2005, no assurance can be given that additional adjustments will not occur.


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In addition to the provision, the net loss for the period ended June 30, 2005 includes net losses for the payment systems division (Meta Payment Systems) of $156,000, or $0.06 per diluted share, and $867,000, or $0.34 per diluted share for the quarter and nine month periods ended June 30, 2005, respectively. This compares to a net loss of $141,000, or $.06 per diluted share, for both the quarter and nine-month periods of the prior year. The loss for Meta Payment Systems represents a continuation of costs for the recently started division, which was formed in May 2004. The Company anticipates that Meta Payment Systems will become profitable ahead of projections. In addition, the Company incurred one-time costs resulting from activities related to the name changes of the Company and its subsidiaries, net of income taxes, totaling $40,000, or $0.02 per diluted share, and $428,000, or $0.17 per diluted share, for the quarter and nine month period, respectively.

Excluding the provision for loan losses, the payment systems loss and the costs related to the Company's recent name change, net income would have been $1.0 million, or $0.41 per diluted share, for the third quarter and $3.0 million, or $1.18 per diluted share, for the nine month period ended June 30, 2005. This compares to net income of $0.33 per diluted share for the three month period ended June 30, 2004, and net income of $1.11 per diluted share, excluding the profit from the branch sale, for the nine month period ended June 30, 2004, and to net income (excluding the Meta Payment System loss and the name change costs) of $.43 per diluted share for the three months ended March 31, 2005. During the first nine months of fiscal 2005, Meta Payment Systems launched a number of programs, began to generate revenue as a result of these programs, and has continued to increase its revenue. Although excluding the impact of the above items is a non-GAAP measure, we believe that it is important to provide such information due to the nature of the expenses and to more accurately compare the results of the periods presented.

Net interest income increased $596,000, or 13.2 percent, and $1.4 million, or
10.4 percent, for the three and nine month periods ended June 30, 2005, respectively, compared to the same periods last year. This was due, in part, to the Company's growth in both loans and deposits, which increased $56.0 million, or 13.8 percent, and $32.3 million, or 7.0 percent, respectively, during the first nine months of fiscal 2005. This growth, plus an improvement in interest rate spreads, contributed to the increase in net interest income in both the three and nine month periods.

During the quarter, the Company moved ahead with previously disclosed plans for two additional branch offices in Sioux Falls, South Dakota. The offices in Sioux Falls are expected to be open prior to the end of calendar 2005. When these offices have opened, the Company will have four offices in Sioux Falls, South Dakota.

The Company had recoveries for the fiscal year totaling $116,000, that when coupled with the $1.3 million write-off noted above, resulted in net charge offs of $1.2 million. At June 30, 2005, non-performing assets totaled $8.2 million (almost all associated with the credit discussed above) and the

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ratio of non-performing assets to total assets was 1.06 percent, compared to
$729,000 and 0.09 percent, respectively, at September 30, 2004. The Company had $6.6 million of 30-day past due loans (1.39 percent of total loans) as of June 30, 2005, including approximately $4.2 million related to the credit discussed above, compared to $1.1 million of 30-day past due loans (.56 percent of total loans) at September 30, 2004.

Shareholders of record on June 15, 2005, received a quarterly cash dividend of 13 cents per share. This dividend was paid on July 1, 2005.

At June 30, 2005, assets of Meta Financial Group totaled $768.7 million. Shareholders' equity totaled $43.1 million, or $17.20 per common share outstanding. Meta Financial Group is the holding company for MetaBank and MetaBank West Central. Though no longer well-capitalized under federal banking guidelines due to the provision taken this quarter, MetaBank had a capital ratio well in excess of minimum regulatory requirements at June 30, 2005, with Tier I and Tier II capital ratios of 6.37 percent and 9.98 percent, respectively. The Company and MetaBank West Central remain well-capitalized.

During the quarter ended June 30, 2005, Meta Financial Group shares traded between $18.15 and $24.09.

Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank and MetaBank West Central. MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems prepaid debit card division. MetaBank West Central is a state-chartered commercial bank in the West Central Iowa Market. Seventeen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.


The Company, and its wholly-owned subsidiaries, MetaBank and MetaBank WC, may from time to time make written or oral "forward-looking statements," including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company's beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services, such as those offered by the Meta Payment Systems Division; credit quality and adequacy of reserves; technology; and our employees. The following factors, among others, could cause the Company's financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services' laws and regulations; technological changes; acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks involved in the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company's business and prospects is contained in the Company's periodic filings with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

                                     (More)

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                                     Financial Highlights
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                         Consolidated Statement of Financial Condition
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(In Thousands)
Assets                                                June 30, 2005   Sept. 30, 2004
     Cash and Cash Equivalents                          $     7,913    $     8,937
     Investments & Mortgage-backed Securities               250,802        322,524
     Loans, net                                             459,690        404,051
     Other Assets                                            50,272         45,287
                                                        -----------    -----------
          Total Assets                                  $   768,677    $   780,799
                                                        ===========    ===========

Liabilities
     Deposits                                           $   493,870    $   461,581
     Borrowed Money                                         229,279        269,109
     Other Liabilities                                        2,477          2,835
                                                        -----------    -----------
          Total Liabilities                             $   725,626    $   733,525
                                                        -----------    -----------

Shareholders' Equity                                    $    43,051    $    47,274
                                                        -----------    -----------
          Total Liabilities and Shareholders' Equity    $   768,677    $   780,799
                                                        ===========    ===========
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
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                              Consolidated Statements of Income
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                                                For the 3 Months        For the 9 Months
                                                  Ended June 30:         Ended June 30:
(Dollars In Thousands except per share data)     2005       2004        2005        2004
Interest Income                               $ 10,813    $  9,043   $ 30,970    $ 26,988
Interest Expense                                 5,697       4,523     16,178      13,585
                                              --------    --------   --------    --------
Net Interest Income                              5,116       4,520     14,792      13,403
     Provision for Loan Losses                   4,956         168      5,391         325
                                              --------    --------   --------    --------
Net Interest Income After
     Provision for Loan Losses                     160       4,352      9,401      13,078
Other Income                                       949         640      2,234       3,005
Other Expenses                                   4,666       3,731     14,014      10,755
                                              --------    --------   --------    --------
Income (Loss) Before Income Tax                 (3,557)      1,261     (2,379)      5,328
     Income Tax Expense (Benefit)               (1,245)        424       (908)      1,839
                                              --------    --------   --------    --------
Net Income (Loss)                             $ (2,312)   $    837   $ (1,471)   $  3,489
                                              ========    ========   ========    ========

Earnings (Loss) Per Common Share (Basic):     $  (0.94)   $   0.34   $  (0.60)   $   1.41
                                              ========    ========   ========    ========
Earnings (Loss) Per Common Share (Diluted):   $  (0.94)   $   0.33   $  (0.60)   $   1.38
                                              ========    ========   ========    ========
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                               Selected Financial Information
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For the 9 Months Ended June 30,                                       2005             2004
     Return on Average Assets                                           -0.24%             0.60%
     Return on Average Equity                                           -4.28%            10.13%
     Average Shares Outstanding for Diluted Earnings per Share       2,513,928        2,536,863

At Period Ended:                                                  June 30, 2005    Sept. 30, 2004
     Equity to Total Assets                                               5.60%            6.05%
     Book Value per Common Share Outstanding                       $     17.20      $     18.98
     Tangible Book Value per Common Share Outstanding              $     15.84      $     17.61
     Common Shares Outstanding                                       2,503,655        2,491,025
     Non-Performing Assets to Total Assets                                1.06%            0.09%



        Meta Financial Group \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588
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